Exhibit 99.1

RLI APPOINTS CALVIN G. BUTLER, JR. TO BOARD OF DIRECTORS

PEORIA, ILLINOIS, September 20, 2016 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today that Calvin G. Butler, Jr. has been appointed to its board of directors, effective October 1, 2016, for a term expiring at RLI’s next shareholders’ meeting in May 2017, at which time he will stand for re-election.

Butler is Chief Executive Officer of Baltimore Gas and Electric Company (BGE), and formerly served as BGE’s senior vice president, regulatory and external affairs. He has extensive leadership and advocacy experience in government and corporate affairs through previous roles with Exelon, ComEd, RR Donnelley and CILCORP (Central Illinois Light Co.). Butler holds a bachelor’s degree from Bradley University and a Juris Doctor degree from Washington School of Law.

“We are pleased to welcome Calvin to our board of directors,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “His diverse operations, regulatory and legal expertise, partnered with his proven strategic leadership ability, make him a tremendous addition to the board and a great resource for our organization.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. RLI has increased dividends for 41 consecutive years and delivered underwriting profits for 20 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby
Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

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